Exhibit 10(i)
FORM OF
EXECUTIVE RETENTION PHANTOM UNIT AGREEMENT

THIS EXECUTIVE RENTENTION PHANTOM UNIT AGREEMENT (this “Agreement”) is by and between Magellan GP, LLC (the “Company”) and Employee Name (the “Participant”).

1.
Grant of Phantom Units. The Company hereby grants to the Participant effective February 5, 2015 (the “Effective Date”), subject to the terms and conditions of the Magellan Midstream Partners Long-Term Incentive Plan, as amended and restated (the “Plan”) and this Agreement, the right to be eligible to receive a grant of ____ Phantom Units, with tandem distribution equivalent rights (“DERs”), of Magellan Midstream Partners, L.P. (the “Partnership”). These Units, including the tandem DERs, are referred to in this Agreement as “Phantom Units” during the Restricted Period. Until the Phantom Units vest and are paid, the Participant shall have no rights as a unitholder of the Partnership with respect to the Phantom Units.

2.
Incorporation of Plan. The Plan is hereby incorporated herein by reference and all capitalized terms used herein but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and hereby accepts the Phantom Units subject to all the terms and provisions of the Plan and this Agreement.

3.
Compensation Committee of the Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Compensation Committee of the Board (the “Committee”) of the Company with respect to any questions arising under the Plan and this Agreement.

4.	Restricted Period of Phantom Units. The Restricted Period begins with the Effective Date and ends with the first of the following events to occur:

a.	December 31, 2017; or

b.
Your Termination of Affiliation (excluding any transfer to an Affiliate of the Company) with the Company, voluntarily for Good Reason, or involuntarily (other than due to Cause) within two years following a Change of Control as set forth in the Plan.

5.
Eligibility to Receive Units. The Participant will be eligible to receive a payment of the Phantom Units hereunder only if the Participant has been employed by the Company or its Affiliates or their successors continuously throughout the Restricted Period and continues to be so employed on the last day of the Restricted Period, unless the Participant terminates employment during the Restricted Period due to Retirement, Death or Disability, in which case, the Phantom Units will vest as provided in Section 7 below.

6.
Payment of Units. Subject to legal or contractual obligations and Participant’s qualification to receive the Units as set forth in Section 5, the Company will deliver to the Participant as soon as practicable after the Restricted Period a number of Units equal to the number of vested Phantom Units net of any units used to satisfy all or part of the minimum tax withholding requirements. In addition, at the end of the Restricted Period the Company will pay to the Participant the value of the DERs on the gross number of Units received pursuant to the terms of this Agreement. The value of the DERs shall be the amount of all distributions per Unit that would have been earned and paid during the Restricted Period and no interest shall be paid on such amount. Such payment of DERs shall be in cash and used to satisfy all or part of the minimum tax withholding requirements. The number of Phantom Units required to cover minimum tax withholding will be based on the closing price of the Units at the end of the Restricted Period.

7.
Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment with the Company or its Affiliates terminates prior to the end of the Restricted Period due to Retirement, Death or Disability and on the date of such termination due to retirement, death or Disability the Participant would have met the eligibility requirements of Section 5, the initial grant of Phantom Units will be prorated based upon the Participant’s months of employment between January 1, 2015 and December 31, 2017. Such prorated amount will continue to be restricted and subject to the terms of this Agreement until the Restricted Period ends. All Phantom Units in excess of the prorated amount shall be forfeited.

8. Other Provisions.

a.
The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or to the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

b.
Except as otherwise provided herein, in the event that the Participant’s employment with the Company or its Affiliates or their successors terminates for any reason prior to the end of the Restricted Period, such Phantom Units shall be forfeited.

c.
By signing this Agreement, the Participant represents and agrees that he will keep the terms, amount and fact of this Agreement completely confidential and that, unless required to do so by law, he will not hereafter disclose any information concerning this Agreement to anyone including, but not limited to, any past, present, or prospective employee or applicant for employment of the Company or its Affiliates and any past, present or prospective customer of the Company or its Affiliates.

d.
Neither the Phantom Units, nor the Participant’s interest in the Phantom Units, may be sold, assigned, transferred, pledged, hedged or otherwise disposed of or encumbered at any time prior to the vesting and payment of such Phantom Units under this Agreement.

e.
If the Participant at any time forfeits any or all of the Phantom Units pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in the forfeited Phantom Units, including the tandem DERs, shall terminate upon forfeiture without payment of consideration.

f.
The Committee shall make the determination as to whether an event has occurred resulting in the forfeiture of the Phantom Units, in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive.

g.
With respect to the right to receive payment of the Phantom Units under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

9.
Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to Magellan Midstream Partners, L.P., One Williams Center, Mail Drop 28-4, Tulsa, Oklahoma 74172, Attention: Compensation Department. Notices shall become effective upon their receipt by the Company if delivered in the forgoing manner.

Magellan GP, LLC
By:______________________

Michael N. Mears
President and Chief Executive Officer
Magellan GP, LLC

Dated: February 5, 2015